                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                         AND RIGHTS OF SERIES A JUNIOR
                         PARTICIPATING PREFERRED STOCK

                                       of

                                  ANCHOR GAMING

     Pursuant to Section 78.155 of the General Corporation Law of the State of Nevada

     The undersigned officers of Anchor Gaming (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of Section 78.195 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of such Corporation, such Board of Directors on August 26, 1997, adopted the resolutions set forth below creating a series of 50,000 shares of Preferred Stock designated as "Series A Junior Participating Preferred Stock":

     That no shares of Series A Junior Participating Preferred Stock have heretofore been issued.

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

     (1) DESIGNATION AND AMOUNT. The shares of such series will be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series will be 50,000.

     (2)  DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of shares of Series A Junior Participating Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (each such date being referred to as a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 or (ii) subject to the provision for adjustment set forth


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     below, one thousand times the aggregate per share amount of all cash dividends, and one thousand times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the "COMMON STOCK") since the immediately preceding quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation at any time after October 20, 1997 (the "RIGHTS DECLARATION
     DATE") (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common
     Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred
     Stock were entitled immediately  prior to such event under CLAUSE
     (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) The Corporation will declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in SECTION 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution has been declared on the Common Stock during the period between any quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (c) Dividends will begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred
     Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-


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     share basis among all such shares at the time outstanding. The Board of
     Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 30 days prior to the date fixed for the payment thereof.

     (3)  VOTING RIGHTS.

          (a) The holders of shares of Series A Junior Participating Preferred Stock will have the following voting rights:

          Subject to the provision for adjustment set forth below, each share of Series A Junior Participating Preferred Stock will entitled the holder to a number of votes on all matters submitted to a vote of the stockholders of the Corporation equal to one thousand times the number of votes per share to which shares of Common Stock are entitled. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event will be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) Except as otherwise provided in this Agreement or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock are in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency will mark the beginning of a period (a "DEFAULT PERIOD") that will extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding have been declared and paid or set apart for payment. During each default period, all holders of preferred stock of the Corporation (the "PREFERRED STOCK") (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, will have the right to elect two (2) Directors.


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               (ii)  During any default period, such voting right of the
          holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to SECTION 3(c)(iii) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right will not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding are present in person or by proxy. The absence of a quorum of the holders of Common Stock will not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock exercise such voting right initially during an existing default period, they will have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two
          (2) Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock will have the right to make such increase in the number of Directors as is necessary to permit the election by them of the required number. After the holders of the Preferred Stock have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors will not be increased or decreased except by vote of the holders of Preferred Stock as provided herein or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

               (iii) Unless the holders of Preferred Stock, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent
          (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting will thereupon be called by the Chief Executive Officer, the Chief Operating Officer, the President, a Vice-President, or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this SECTION 3(c)(iii) will be given to each holder of record of Preferred Stock by mailing a copy of such notice such holder at such holder's last address as it appears on the books of the Corporation. Such meeting will be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this SECTION 3(c)(iii), no such special meeting will be called during the period within 60 days

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          immediately preceding the date fixed for the next annual meeting of the stockholders.

               (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, will continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock will continue in office until their successors have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in SECTION 3(c)(ii)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock that elected the Director whose office has become vacant. References in this SECTION 3(c) to Directors elected by the holders of a particular class of stock will include Directors elected by such Directors to fill vacancies as provided in clause
          (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect
          Directors will cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class will terminate, and (z) the number of Directors will be such number as may be provided for in the articles of incorporation or by-laws irrespective of any increase made pursuant to the provisions of SECTION 3(c)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or by-laws).
          Any vacancies in the Board of Directors effected by the provisions of CLAUSES (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

     Except as set forth herein, holders of Series A Junior Participating Preferred Stock will have no special voting rights and their consent will not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     (4)  CERTAIN RESTRICTIONS.

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in SECTION 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding have been paid in full, the Corporation will not

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               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Junior Participating Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase, or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series A Junior Participating Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under SECTION 4(a), purchase or otherwise acquire such shares at such time and in such manner.

     (5) REACQUIRED SHARES. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and cancelled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution

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or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     (6)  LIQUIDATION, DISSOLUTION, OR WINDING UP.

          (a) Upon any liquidation (voluntary or otherwise), dissolution, or winding up of the Corporation, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock have received an amount equal to $400,000.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "SERIES A LIQUIDATION PREFERENCE"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions will be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock have received an amount per share (the "COMMON ADJUSTMENT") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in SECTION 6(c) to reflect such events as stock splits, stock dividends, and recapitalizations with respect to the Common Stock) (such number in CLAUSE (ii), the "ADJUSTMENT NUMBER"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock will receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets will be distributed ratably to the holders of Common Stock.

          (c) In the event the Corporation at any time after October 20, 1997
     (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event will be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the

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     number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (7) CONSOLIDATION, MERGER, ETC. In case the Corporation enters into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth below) equal to one thousand times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time after October 20, 1997 (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock will be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (8) NO REDEMPTION. The shares of Series A Junior Participating Preferred Stock will not be redeemable.

     (9) AMENDMENT. The Restated Articles of Incorporation of the Corporation will not be further amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

     (10) FRACTIONAL SHARES. Series A Junior Participating Preferred Stock may be issued in fractions of a share that entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.


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     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this __ day of October, 1997.

                                       ANCHOR GAMING


                                       By:
                                           --------------------------------
                                       Name:
                                             ------------------------------
                                       Title:
                                              -----------------------------



                                       By:
                                           --------------------------------
                                       Name:
                                             ------------------------------
                                       Title:
                                              -----------------------------


     The foregoing instrument was acknowledged before me by ____________________ and ____________________ on the ___ day of October 1997,
in the capacities indicated.



                                       ------------------------------------
                                       (Notary)








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